[LETTERHEAD]

                                                                 EXHIBIT 10(k)

                                                                 June 26, 1996

Stuart Litt
Two Blenheim Terrace
Farmington, CT  06032

Dear Stu:

         I am pleased to offer you, on behalf of American Technical Ceramics Corp. (ATC), the position of Vice President of Operations reporting directly to me. Your compensation package would include an annualized base salary of $150,000.00, a company car , and a quarterly cash bonus equal to one half of one percent (.5%) of pre-tax profits. In addition, you will receive 10,000 shares of ATC stock upon commencing employment and 1,000 shares each subsequent month for the next 24 months, assuming you are still actively at work and employed by ATC.

         Should you accept this offer, your job performance and salary will be formally reviewed on your anniversary date of hire.

         When eligible, you will also be offered the opportunity to enroll in our Group Health Plan, which includes hospitalization, major medical, and dental insurance for a nominal, pre-tax charge of $12.00/week for family coverage. This is the employee contribution currently required, but it will increase periodically at the discretion of management. I have enclosed a booklet which describes these programs in more detail. You will also receive life insurance in the amount of one times your annualized salary and AD & D. After a year of employment, at the next enrollment date, you will receive Long Term Disability Insurance and be eligible to participate in our 401(k) plan. Currently, ATC contributes fifty cents for every dollar you contribute to a maximum of 6% of your salary. Although you may contribute up to 15%, ATC's maximum contribution would be three per cent of your salary.

         I have also enclosed an Employee Handbook for your review which outlines other important benefits and policies.

         This offer of employment is contingent upon you taking and passing a drug screening test. If you fail to do so, this offer is null and void. Should you advise us that you are interested in accepting the position, we will make arrangements for you to have the drug screening.






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                               [LETTERHEAD]


         If you have any questions or concerns regarding any of these matters, please don't hesitate to contact me. I look forward to hearing from you.


Very truly yours,


/s/ Victor Insetta
Victor Insetta
President


encls:  Employee Handbook,Medical Handbook

Federal Express






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                               [LETTERHEAD]



                                                              August 22, 1996


Mr. Stuart Litt
2 Blenheim Terrace
Farmington, CT  06032

Dear Stu:

         This will confirm your conversations with Vic Insetta regarding your employment with American Technical Ceramics Corp.

         Your title will be Senior Vice President with the compensation package described in the initial offer letter dated June 26, 1996.

         It is understood that during the initial period of employment you may be required to devote time away from ATC business during the work week to fulfill your obligations connected with your current occupation; but that you expect such time away to be limited to only an occasional day from time to time after the first four months. It is understood that by March 1, 1997, your only occupation and your sole source of employment will be as Sr. Vice President of American Technical Ceramics Corp. You will not engage in any outside business activities unless approved by Victor Insetta. Failure to comply will void all terms of this agreement.

         You will be reimbursed for the reasonable expenses of relocating your home to the Long Island vicinity, and for the reasonable expenses of temporary lodging until such relocation, but not to exceed three months duration.

         If American Technical Ceramics, or a substantial portion of its operating assets is sold during the first two years of your employment, the remaining unpaid monthly stock payments shall come due and be paid prior to such sale.





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                               [LETTERHEAD]



August 22, 1996
page 2....


         This letter, when accepted by you, shall constitute a firm mutual commitment at the stated base salary and additional terms for a three year period and shall serve as an employment contract for this term. It will only be terminated in the event you are physically unable to continue your employment, or for aggravated cause, or by both parties by mutual agreement. If at any time after the first three years of employment, you are terminated by ATC, you shall receive a severance payment of $100,000.

         Please sign and return a copy of this letter to my attention.



                                            Yours truly,


                                            /s/ Kathleen M. Kelly
                                            Kathleen M. Kelly
                                            Vice President-Administration



Agreed to:


/s/ Stuart Litt
- ------------------
Stuart Litt    9/6/96


KMK/sh